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                                                                    Exhibit 12.1


                          TRITON PCS, INC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS)

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
                                                                                                        Nine Months Ending
                                                           Years Ended December 31,                        September 30,
                                              1997           1998          1999          2000           2000          2001
                                              ----           ----          ----          ----           ----          ----
Computation of Earnings:
Net loss from operations                         (3,961)       (32,740)     (149,360)     (176,758)      (125,319)     (130,261)
Adjustments to earnings:
Fixed charges (as computed below)                 1,244         35,875        59,697        76,592         54,293       103,033
Interest capitalized                                  -         (3,405)      (12,300)       (9,543)        (7,858)       (4,941)
Amortization of capitalized interest                  -              -             -         2,001          1,152         2,089
                                          --------------------------------------------------------------------------------------
Earnings as adjusted                             (2,717)          (270)     (101,963)     (107,708)       (77,732)      (30,080)
                                          ======================================================================================

Computation of Fixed Charges

Interest expense                                  1,228         30,391        41,102        55,903         38,481        85,310
Capitalized interest                                  -          3,405        12,300         9,543          7,858         4,941
Portion of rental expense which is
  representative of interest                         16          1,107         5,157         9,584          7,007        11,282
Amortization of deferred financing
  costs                                               -            972         1,138         1,562            947         1,500
                                          --------------------------------------------------------------------------------------
Total Fixed Charges                               1,244         35,875        59,697        76,592         54,293       103,033


                                          --------------------------------------------------------------------------------------
Deficiency of earnings to cover fixed
  charges                                        (3,961)       (36,145)     (161,660)     (184,300)      (132,025)     (133,113)
                                          ======================================================================================
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